Exhibit 99.1

Speedus Announces Second Quarter 2006 Results

August 14, 2006 – New York, New York

Speedus Corp. (NASDAQ: SPDE) today announced a net loss of $3.5 million, or $0.22 per share on a fully diluted basis, for the six months ended June 30, 2006 compared to a net loss of $2.4 million, or $0.15 per share on a fully diluted basis, for the six months ended June 30, 2005. The loss before depreciation and amortization was $3.1 million for the six months ended June 30, 2006 compared to a loss before depreciation and amortization of $1.9 million for the six months ended June 30, 2005.

For the quarter ended June 30, 2006, the Company reported a net loss of $2.2 million, or $0.14 per share on a fully diluted basis, compared to a net loss of $1.4 million, or $0.09 per share on a fully diluted basis, for the quarter ended June 30, 2005. The loss before depreciation and amortization was $2.0 million for the quarter ended June 30, 2006 compared to a loss before depreciation and amortization of $1.1 million for the quarter ended June 30, 2005.

For the six months ended June 30, 2006, total operating expenses, before depreciation and amortization, amounted to $3.5 million compared to $2.8 million for the six months ended June 30, 2005. This increase is primarily a result of increases in non-cash stock based compensation and the Company’s increased activities in wireless initiatives, including Wibiki, and patent litigation

During the second quarter of 2006, on May 11, 2006, the Company filed two separate complaints against Cellco Partnership (d/b/a Verizon Wireless) in United States District Court for the Southern District of Florida, in which it asserts Verizon Wireless is infringing two of its patents. Verizon Wireless is a joint venture of Verizon Communications Inc. and Vodafone Group PLC. On July 27, 2006, one of these cases was transferred to the United States District Court for the District of New Jersey. On June 2, 2006, the Company also filed two separate complaints against Alltel Corp. in United States District Court for the Southern District of Florida, in which it asserts Alltel is infringing two of its patents.

Copies of publicly-available filings in connection with these law suits are available on Speedus’ web site at www.speedus.com/patent-infringement-litigation.php.

About Speedus Corp.

Additional information on Speedus Corp. may be obtained at www.speedus.com or by contacting Peter Hodge at 888-773-3669 (ext. 23) or phodge@speedus.com.

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Statements contained herein that are not historical facts, including but not limited to statements about the Company’s product, corporate identity and focus, may be forward-looking statements that are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by the Company, including, but not limited to, the continuing development of the Company’s sales, marketing and support efforts.

These financial statements do not include all information and notes required by generally accepted accounting principles for complete financial statements. These financial statements should be read in conjunction with the Company's 2005 audited consolidated financial statements and notes thereto on Form 10-K and quarterly reports on Form 10-Q. Operating results for the three and six months ended June 30, 2006 are not necessarily indicative of the results that may be expected for the year ending December 31, 2006.

SPEEDUS CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005
Revenues	$209,069	$282,947	$428,139	$509,726

Expenses:
Selling, general and administrative	1,599,428	964,939	2,462,872	1,939,921
Research and development	444,785	369,637	902,147	696,269
Depreciation and amortization	204,503	233,299	443,393	463,376
Cost of sales	93,272	93,674	159,246	170,861

Total operating expenses	2,341,988	1,661,549	3,967,658	3,270,427

Operating loss	(2,132,919)	(1,378,602)	(3,539,519)	(2,760,701)

Investment income	(78,257)	(612)	35,649	281,253
Minority interest	—	(1,466)	—	123,613

Net loss	$(2,211,176)	$(1,380,680)	$(3,503,870)	$(2,355,835)

Per share:
Basic loss per common share	$(0.14)	$(0.09)	$(0.22)	$(0.15)

Weighted average common shares
outstanding - basic	16,067,162	16,226,482	16,083,315	16,222,625

Diluted loss per common share	$(0.14)	$(0.09)	$(0.22)	$(0.15)

Weighted average common shares
outstanding - diluted	16,067,162	16,226,482	16,083,315	16,222,625

SPEEDUS CORP.
CONSOLIDATED BALANCE SHEETS
(unaudited)

	June 30, 2006	December 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$11,191,603	$18,563,088
United States Treasury bills	4,989,800	—
Marketable securities	528,334	1,174,825
Prepaid expenses and other	224,285	181,508
Accounts and other receivables	2,900	500

Total current assets	16,936,922	19,919,921
Property and equipment, net of accumulated
depreciation of $419,880 and $321,256	665,271	426,201
Other intangible assets, net of accumulated
amortization of $2,951,900 and $2,607,133	278,144	622,911
Other investments	800,000	800,000
Other assets	663,626	691,444

Total assets	$19,343,963	$22,460,477

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$86,112	$68,692
Accrued liabilities	1,095,542	1,215,859

Total current liabilities	1,181,654	1,284,551

Minority interest	—	—

Commitments and Contingencies

Stockholders’ equity:
Common stock ($.01 par value; 50,000,000
shares authorized; 21,750,174	217,502	217,502
shares issued)
Preferred stock ($.01 par value; 20,000,000
shares authorized):
Series A Junior Participating ($.01 par value;
4,000 shares authorized; no shares issued
and outstanding)	—	—
Additional paid-in-capital	91,338,639	90,724,450
Treasury stock (at cost; 5,724,324 and 5,632,275 shares)	(6,008,799)	(5,884,863)
Accumulated deficit	(67,385,033)	(63,881,163)

Stockholders’ equity	18,162,309	21,175,926

Total liabilities and stockholders’ equity	$19,343,963	$22,460,477